EXHIBIT 99.2

FOR IMMEDIATE RELEASE

AVIZA TECHNOLOGY RECEIVES DELISTING NOTICE FROM NASDAQ

SCOTTS VALLEY, Calif., June 12, 2009—Aviza Technology, Inc. (NASDAQ: AVZA), a supplier of advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets, today announced that on June 10, 2009, it received a Staff Determination Letter from The NASDAQ Stock Market stating that the company’s common stock is subject to delisting from The NASDAQ Stock Market in accordance with Nasdaq Listing Rules 5100, 5110(b), and IM-5100-1. The letter was issued as a result of the company’s previously announced filing for relief under Chapter 11 of the U.S. Bankruptcy Code on June 9, 2009.

The company does not intend to request a hearing before the NASDAQ Listing Qualifications Panel to appeal the decision. The letter set forth the NASDAQ staff’s determination to delist the company’s common shares, suspend trading in the company’s common stock at the opening of business on June 19, 2009, and file a Form 25-NSE with the Securities and Exchange Commission removing the company’s common stock from listing and registration on The NASDAQ Stock Market.

About Aviza Technology, Inc.

Aviza Technology, Inc. designs, manufactures, sells and supports advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets.  The company’s systems are used in a variety of segments of the semiconductor market, such as advanced silicon for memory devices, advanced 3-D packaging and power integrated circuits for communications.  Aviza’s common stock is publicly traded on the NASDAQ Global Market (NASDAQ GM: AVZA).  Aviza is headquartered in Scotts Valley, Calif., with manufacturing, R&D, sales and customer support facilities located in the United Kingdom, Germany, France, Taiwan, China, Japan, Korea, Singapore and Malaysia.  Additional information about the company can be found at http://www.aviza.com.

SOURCE: Aviza Technology, Inc.

General issues and inquiries regarding the bankruptcy should be referred to:

Aviza Technology, Inc.
Patrick C. O’Connor, +1-831-439-6360
Chief Financial Officer
Fax: +1-831-439-6320
pat.oconnor@aviza.com